Press Release

Contact Information:	FOR IMMEDIATE RELEASE
Texen Oil and Gas, Inc.
Corporate Headquarters
Tel: 1-713-782-5758
or
Wendy Prabhu
Investor Relations Contact
Mercom Capital Group, llc
Tel: 1-602-748-1458

Texen Oil and Gas Issue Field Update

Houston, Texas, July 22, 2004 - Texen Oil and Gas, Inc. (OTC BB: TXEO), a Standard and Poor's listed company, continues its turn around operations by reworking and testing a salt water disposal well required by the Texas Railroad Commission. In doing so the company expects to sell over 1,000 barrels of high quality crude from its Victoria Lease locations and improve production on two pumping oil wells and two gas-lift wells. The salt water disposal well will be completed as part of the short term field improvement program initiated by Texen's new management team.

Additionally, Texen is reworking four wells on its Brookshire Texas property. These wells are expected to be re-completed in the next two weeks and significantly increase the production from our Brookshire property outside of Houston.

"It is an exciting time in the oil in gas industry," Michael Sims said. "With oil prices staying above the 35 dollar a barrel level for the last several months it made good business sense for Texen to re-invest in some of our existing properties to increase production. Some of the real advantages we have amongst the competition is that our wells are in the lower cost range to increase production, coupled with the fact that we own our completion equipment which enables us to keep our field operating expenses efficient. "

We plan to continue to pursue the development of our existing properties in the short term, while we look for other opportunities.

About Texen Oil and Gas, Inc.
Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. Texen Oil and Gas is focused on acquiring, developing and producing proven, developed and underdeveloped reserves, which offer long-term value for the company. We trade under the stock symbol: TXEO the OTC bulletin board. For additional information, please visit our web site at: www.texenoilandgas.com.

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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Texen Oil and Gas, Inc. www.texenoilandgas.com